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                                                                     Exhibit (1)


                             Joint Filing Agreement

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

            This Agreement may be executed counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated:  August 31, 1999


                               CPN SHERIDAN, INC.


                                 By: /s/  Ann B. Curtis
                                     -------------------------------------------
                                     Name:  Ann B. Curtis
                                     Title: Vice President, Chief Financial
                                            Officer and Secretary




                               CALPINE CORPORATION


                                 By: /s/  Ann B. Curtis
                                     -------------------------------------------
                                     Name:  Ann B. Curtis
                                     Title: Executive Vice President